EMPLOYMENT AGREEMENT
                       --------------------


          AGREEMENT dated the 1st day of April, 1996 between Scott L. Mercy ("Employee") and America Service Group Inc. a Delaware corporation (the "Company").

          WHEREAS, the Board of Directors of the Company (the "Board") seeks to recruit and employ the Employee as President and Chief Executive Officer of the Company and a Director of the Company;

          WHEREAS, the Board desires to foster the continuous employment of the Employee and has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of the Employee to his duties.

          WHEREAS, the Board seeks the Employee to make a meaningful personal investment in the common stock of the Company; and

          WHEREAS, the Employee accepts the positions contemplated herein;

          NOW, THEREFORE, the parties hereby are as follows:

          1.   Employment and Duties.  The Company hereby employs the Employee
               ---------------------
as President and Chief Executive Officer to perform the duties of such office and such other duties and services, within Employee's area of expertise and responsibility, as shall be reasonably assigned to him from time to time by the Board. The Board shall also take all necessary steps to ensure that Employee is slated as a management nominee to the Board during his employment.

          2.   Performance.  Employee agrees to actively devote reasonable
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time and effort to the performance of his duties hereunder and to use his reasonable best efforts and endeavors to promote the interests and welfare of the Company.

          3.   Term.  The term of Employee's employment hereunder shall
               ----
commence as of the date hereof and shall continue until December 31, 1998 (the "Term End"); provided, however, that if a change in control (as defined herein) occurs during the term of this Agreement, the term of this Agreement shall automatically be extended for a period of thirty-six (36) months after the end of the month in which the change in control occurs ("Modified Term End"). Upon the Term End or Modified Term End, the Agreement shall automatically be extended for successive one-year terms unless terminated by written notice from either party to the other at least ninety
(90) days prior to the end of a term.

          4.   Compensation.  For all services rendered by Employee, the
               ------------
Company agrees to pay Employee from and after the date hereof: (i) a salary (the "Base Salary") at a minimum annual rate of $190,000 through the Term End or Modified Term End, and at an annual rate which reflects inflation and merit-based increases, to be agreed upon by the parties thereafter, payable in such installments as the parties shall mutually agree; (i) an annual bonus (the "Bonus"), with a Target Payout of 100% of Base Salary ("Target Payout"), to be determined by the Compensation Committee of the Board ("Committee") based upon the performance of the Company against defined objectives, provided that, in no case shall the Bonus exceed 200% of the Base Salary for the year in which the Bonus is paid; plus (iii) such additional compensation as the Committee shall from time to time determine. Amounts less than the Target Payout amount may be paid for performance less than the pre-approved targets, and cash bonuses in excess of the Target Payout will be paid for performance in excess of the pre-approved targets, or at the discretion of the Committee.

          5.   Purchase of Stock.
               ----------------

          (a)  Purchase.  Employee agrees to purchase from the Company, and
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the Company agrees to sell to the Employee 146,000 shares of common stock of the Company at a price of $8.75 per share (the "Purchase Price"), such price being the approximate fair market value of the Company's common stock on the date hereof. Employee shall pay the Purchase Price to the Company by wire transfer in accordance with the Company's instructions, upon delivery of the stock certificate representing the shares purchased.

          (b)  Put Option.  Upon termination of Employee's employment
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hereunder for any reason or without cause, Employee, or Employee's estate if applicable, shall, for a period of forty-five (45) days following the Termination Date (as defined hereafter), have the right to sell, and the Company shall thereupon have an obligation to purchase (or cause a third party to purchase) such number of the shares purchased under Section 5(a) (the " Mercy Shares") and of the shares vested pursuant to the stock award received under Section 6(a) (the "Vested Award Shares") as Employee, or Employee's estate if applicable, shall elect, at a price equal to the average closing price of the Company's common stock for the thirty (30) trading days immediately preceding notification by the Employee to the Company of Employee's intention to exercise this right. Completion of said transaction, including stock certificate delivery and wire transfer of proceeds in accordance with the Employee's instructions, shall occur within five (5) business days of said notification. Termination Date shall mean the date of death, or the date specified in the notice of termination, as the case may be, provided that if a dispute exists, the Termination Date shall be the date on which the dispute is finally determined either by mutual written agreement of the parties, or by the final judgment, order or decree of a court of competition jurisdiction.

          (c)  Company's Right to Repurchase.  Upon termination of Employee's
               -----------------------------
employment hereunder for any reason or without cause, the Company shall for a period for forty-five (45) days following the Termination Date have the right to purchase (or cause a third party to purchase), and Employee shall thereupon have an obligation to sell to the Company (or to such purchaser) such number of the Mercy Shares and of the Vested Award Shares as the Company shall elect, at a price equal to the average closing price of the Company's common stock for the thirty (30) trading days immediately preceding notification by the Company to the Employee of the Company's intention to exercise this right. Completion of said transaction, including stock certificate delivery and wire transfer of proceeds in accordance with the Employee's instructions, shall occur within five (5) business days of said notification.

          (d)  Registration of Mercy Shares.  The sale of the Mercy Shares to
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Employee has been registered by the Company on Form S-8 in accordance with all applicable laws and regulations.

          (e) Anything to the contrary notwithstanding, the Company shall not be obligated to purchase the Mercy Shares or the Vested Award Shares if and to the extent such purchase would violate the Delaware General Corporation Law, or any loan agreement to which the Company is then a party. Within five business days following notification by Employee or his estate, if applicable, of an election (the "Original Election") to sell shares under Section 5(b), the Company shall determine whether and to what extent the requested purchase would violate the Delaware General Corporation Law or any such loan agreement and so advise the Employee or his estate, in writing (the "Company Notice"). If and to the extent the Employee or his estate sells the shares which the Company is prohibited from purchasing, as described above (the "Restricted Shares"), within thirty (30) days (or such longer period as the parties shall agree) following the Company Notice, the Company shall pay the Employee or his estate, if applicable, the amount, if any, by which the price otherwise payable for such shares under Section 5(b) exceeds the net proceeds received, provided that:
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          (i)  neither the Employee nor his estate sells any shares of Common
     Stock other than Restricted Shares between the date of the Original Election and the last date on which Restricted Shares are sold hereunder; and

          (ii) Employee and his estate use commercially reasonable efforts to realize the maximum net proceeds from the sale of Restricted Shares hereunder.

          6.   Incentive Compensation.
               ----------------------

          (a)  Stock Awards.  The Company hereby awards to Employee 40,000
               ------------
shares of the Company's common stock as a restricted stock award pursuant to the Company's Incentive Stock Plan, subject to the terms and conditions set forth in Exhibit A hereto. The issuance of such shares has been registered on Form S-8.

          (b)  Stock Options.  The Company shall grant to the Employee on the
               -------------
date hereof, subject to stockholder approval of the Company's Amended Incentive Stock Plan, options to purchase 175,000 shares of the Company's common stock at $8.75 per share (the "Options") pursuant to the terms of the Company's Amended Incentive Stock Plan and subject to the terms and conditions set forth in Exhibit B. The Options will expire ten (10) years from the date of grant and will vest in twenty-five percent (25%) annual installments, starting on the first anniversary of the date of grant, provided, however, that, notwithstanding the above, (i) on the date the price of the Company's common stock first reaches $12, one-third (1/3) of the Options shall vest,
(ii) on the date the price of the Company's common stock first reaches $14, an additional one-third (1/3) of the Options shall vest, and (iii) on the date the price of the Company's common stock first reaches $16, all outstanding options shall vest (the "Stock Price Vesting"). Vesting of the Options pursuant to the Stock Price Vesting shall apply first to the Options scheduled to vest last based on vesting hereunder pursuant to the passage of time. Notwithstanding the above, the Options shall fully vest upon a "change in control" of the Company as set forth in Section 9(d). The Company hereby covenants to submit the Amended Incentive Stock Plan to the Company's stockholders for approval at the Company's annual meeting of stockholders to be held on May 23, 1996.

          7.   Employee Benefits.  During the period of his employment under
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this Agreement, Employee shall be entitled to vacation, insurance, and other employment benefits customarily provided by the Company to its executives, including increased or changed benefits as are from time to time provided to the Company's executives generally; provided, however, that, regarding medical benefits, Employee shall have the option (a) to join the Company's health plan, or (b) to require the Company to pay the premium to maintain in full force and effect for the benefit of the Employee and the Employee's dependents and beneficiaries, in Employee's name, on a medical insurance plan of benefit no less than provided to Employee, prior to the date hereof, under the COBRA extension of the Columbia/HCA health plan.

          8.   Expenses.  The Company shall promptly pay or reimburse Employee
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for all reasonable expenses incurred by him in connection with the performance of his duties and responsibilities hereunder, including, but not limited to, payment of reasonable automobile allowance, and payment or reimbursement of reasonable expenses paid or incurred for travel and entertainment relating to the business of the Company, including commuting costs between his residences and the corporate headquarters.

          9.   Termination.
               -----------

          (a)  Termination for Cause.  Employee may be terminated from his
               ---------------------
employment hereunder by the Company if Employee violates the material terms of this Agreement, intentionally commits an act, of fails to act, in a manner which constitutes dishonesty or fraud or which has a direct material adverse effect on the Company or its business, or is convicted of or pleads guilty to any felony or crime involving moral turpitude.

          (b)  Disability; Death.  If Employee shall fail to or be unable to
               ----------------
perform the duties required hereunder because of any physical or mental infirmity, and such failure or inability shall continue for any six (6) consecutive months during the term of this Agreement, the Company shall have the right to terminate this Agreement. Except as otherwise provided herein, and except for Section 5(b) and 5(c), this Agreement shall terminate upon the death of Employee, and the estate of Employee shall be entitled to receive all unpaid amounts due Employee hereunder to such date of death.

          (c)  Termination Without Cause.  The Company shall have the right to
               -------------------------
terminate the employment of Employee at any time without cause, cause being determined under Section 9(a). Termination of Employee's employment pursuant to a notice from the Company under Section 3 that this Agreement will not be extended shall constitute a termination without cause.

          (d)  Change in Control.  Employee may terminate his employment
               ----------------
hereunder in the event of a change in control of the Company within ninety
(90) days after such change in control. For purposes of this Agreement, a "change in control of the Company" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 ("Exchange Act"); provided however, that without limitation, such a change in control shall be deemed to have occurred if (i) any "person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) other than Employee or any other person currently the beneficial owner of 10% or more of the outstanding common stock of the Company, becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities;
(ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company cease for any reason to constitute at least a majority thereof (unless the election of each director, who was not a director at the beginning of the period, was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period); or (iii) approval by the stockholders of the Company of (A) a complete liquidation of the Company; (B) an agreement for the sale or other disposition of all or substantially all of the assets of the Company to any "person", or (C) a merger, consolidation or reorganization involving the Company, unless (1) the stockholders of the Company immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, at least two thirds of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization or its parent company (the "Surviving Corporation") in substantially the same proportion as their ownership of the voting shares immediately before such merger, consolidation or reorganization, or (2) the individuals who were members of the Board immediately prior to the execution of the agreement for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation.

          (e)  Voluntary Termination Other Than for "Good Reason".  Employee
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may voluntarily terminate his employment hereunder at any time, for any reason other than those specified in Section 9(f) below, or for no reason. Such a termination shall be deemed a voluntary termination other than for "Good Reason". Termination of Employee's employment pursuant to a notice from the Employee under Section 3 that this Agreement will not be extended shall constitute a voluntary termination other than for "Good Reason".

          (f)  Voluntary Termination for "Good Reason".  Employee may
               ---------------------------------------
voluntarily terminate his employment at any time for "Good Reason." In the event of a voluntary termination for "Good Reason", the Employee's right to receive the compensation set forth in Section 4 and other benefits hereunder, shall remain in full force and inure to the benefit of the Employee. "Good Reason" shall mean the occurrence of any of the following events without the Employee's expressed written consent:

          (i) Any change in the Employee's title, authority or responsibilities which, in the Employee's reasonable judgment, represents an adverse change from his status, title, position or responsibilities in effect immediately prior to such change; the assignment to him of any duties or work responsibilities which, in his reasonable judgment, are inconsistent with such status, title, position or work responsibilities; or any removal of the Employee from, or failure to reappoint or reelect him to, any such positions.

          (ii) The relocation of the Employee's office at which he is to perform his duties, to a location more than thirty (30) miles from the location at which the Employee performed his duties prior to the relocation.

          (iii) The failure of the Company to provide to the Employee compensation and benefits (including, without limitation, incentive, bonus and other compensation plans, and any vacation, medical, hospitalization, life insurance, dental and disability benefit plan), or cash compensation in lieu thereof, which are, in the aggregate, no less favorable than those provided by the Company to the Employee immediately prior to the plan change.

          (iv) The adverse or substantial alteration of the nature and quality of the office space within which the Employee performed his duties prior to such change as well as in the secretarial and administrative support provided to the Employee, provided however that a reasonable alteration of the secretarial and administrative support provided to the Employee as a result of reasonable measures implemented by the Company to effectuate a cost-reduction or consolidation program shall not constitute Good Reason hereunder.

          (v) The failure of the Company to obtain satisfactory agreement from any successor or assign of the Company as contemplated in Section 12 hereof or failure to obtain shareholder approval for the Amended Incentive Stock Plan.

          (vi) Any material breach by the Company of any material provision of this Agreement, including failure to grant Stock Awards and Stock Options as contemplated in Section 6 hereunder.

          Continuation of employment by the Employee shall not constitute consent to, or a waiver with respect to, any circumstances constituting "Good Reason" hereunder provided, however, that the Employee's continued employment after 90 days from any action which would constitute Good Reason shall constitute a waiver of rights with respect to such action constituting Good Reason hereunder.

          (g)  Termination Compensation.  If Employee's employment hereunder
               ------------------------
is terminated pursuant to Sections 9(a) or 9(e) of this Agreement, the Company shall pay the Employee his full base salary through the Termination Date, plus, within five (5) business days of the Termination Date, any bonuses, incentive compensation, or other payments due which pursuant to the terms of any compensation or benefit plan have been earned or vested as of the Termination Date. If Employee's employment is terminated pursuant to Sections 9(b), 9(c), 9(d) or 9(f) of this Agreement, the Company shall, within five (5) business days of the Termination Date, pay the Employee the following:

          (i) His full base salary through the Termination Date, plus any bonuses, incentive compensation, or other payments due which pursuant to the terms of any compensation or benefit plan have been earned or vested as of the Termination Date.

          (ii) As long as the Company, as a whole, is then performing as evidenced by its most recently available monthly operating results, at a level not less than 80% of its budgeted level, an amount equal to the Target Payout that the Employee could have earned under the Company's annual incentive compensation plan with respect to the fiscal year of the Company in which the Termination Date occurs multiplied by a fraction, the numerator of which is the number of full months the Employee was employed by the Company during the fiscal year of the Company in which the Termination Date occurs and the denominator of which is 12.

          (iii) To compensate for all accrued but unpaid leave such as holidays, vacation and sick pay under the Company's paid leave plan, an amount equal to the Employee's then current base salary multiplied by the product of
(A) the total number of leave days accrued, divided by (B) the total number of work days in the fiscal year in which the Termination Date occurs.

          (iv) A lump sum severance payment equal to the sum of (A) the Employee's annual base salary as of the Termination Date and (B) the Target Payout that the Employee could have earned under the Company's annual incentive plan with respect to the then current fiscal year.

          Furthermore, the Company shall maintain, for eighteen (18) months following the Termination Date, in full force and effect for the benefit of the Employee and Employee's dependents and beneficiaries, at the Company's expense, all medical insurance under plans and programs in which the Employee and/or the Employee's dependents and beneficiaries participated immediately prior to the Termination Date, provided that continued participation is possible under the general terms and provisions of such plans and programs. If continued participation in any such plan or program is barred, the Company shall arrange at its own expense to provide the Employee with benefits substantially similar to those which he was entitled to receive under such plans and programs.

     10.  Covenant Not to Compete.
          -----------------------

          (a) Employee acknowledges that in the course of his employment he will become familiar with the Company and its affiliates' confidential information concerning the Company and its affiliates and that his services are of special, unique and extraordinary value to the Company and its affiliates. Therefore, Employee agrees that, during his employment with the Company, and for one year after Employee ceases to perform duties hereunder, neither Employee nor any company with which Employee is affiliated as an employee, consultant or independent contractor, will directly or indirectly engage in any business similar to the Business of the Company, as described below, anywhere in the United States of America, or have any interest directly or indirectly in any Business; provided, however, that nothing herein shall
                               --------  -------
prohibit Employee from (i) owning in the aggregate not more than 5% of the outstanding stock of any class of stock of a corporation so long as Employee has no active participation in the business of such corporation, (ii) affiliating with any company which may participate in the Business, so long as that participation at the time of affiliation aggregates less than 10% of such company's revenue, or (iii) directly or through an affiliate, acquiring, merging or otherwise gaining control, or purchasing an interest in an organization as long as the Business represents less than 10% of the acquiree's revenue at the time of the transaction. For purposes hereof, the "Business" shall consist of (A) delivery of contract health care to correctional facilities, (B) drug and alcohol abuse treatment programs by correctional institutions or criminal justice programs, and (C) any other business in which the Company is engaged as of the date that Employee ceases to perform duties hereunder.

          (b) If, at the time of enforcement of this Section 10 a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area.

          (c) In the event of the breach by Employee of any of the provisions of this Section 10, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof.

          11.  Notices.  All notices hereunder, to be effective, shall be in
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writing and shall be deemed delivered when delivered by and or when sent by first-class, certified mail, postage and fees prepaid, to the following addresses or as otherwise indicated in writing by the parties:

     (i)  If to the Company:

          America Service Group Inc.
          Two Penns Way, Suite 200
          New Castle, DE 19720
          Attn: Chairman of the Board

     (ii) If to Employee:

          Mr. Scott L. Mercy
          3600 Franklin Road
          Nashville, TN 37204

          12.  Assignment.  This Agreement is based upon the personal services
               ----------
of Employee and the rights and obligations of Employee hereunder shall not be assignable except as herein expressed provided. This Agreement shall inure to the benefit of and be enforceable by the Employee's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee should die while any amounts would still be payable to him hereunder if he would have continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Employee's devisee, legatee or other designee and if there is no such devisee, legatee or designee, to the Employee's estate.

          13.  Entire Agreement.  This Agreement supersedes all prior
               ----------------
understandings and agreements with respect to the provisions hereof and contains the entire agreement of the parties and may be amended only in writing, signed by the parties hereto.

          14.  Severability.  The provisions of this Agreement are severable,
               ------------
and the invalidity of any provision shall not affect the validity of any other provision. In the event that any arbitrator or court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable because of the duration or scope thereof, the parties hereto agree that said arbitrator or court in making such determination shall have the power to reduce the duration and scope of each provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

          15.  Non-exclusivity of Rights.  Nothing in this Agreement shall
               -------------------------
prevent or limit the Employee's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company (except for any severance or termination policies, plans, programs or practices) and for which the Employee may qualify, nor shall anything herein limit or reduce such rights as the Employee may have under any other Agreement with the Company. Amounts which are vested benefits or which the Employee is otherwise entitled to receive under any plan or program of the Company shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

          16.  Governing Law.  This Agreement shall be construed under and
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governed by the internal laws of the State of Delaware.


          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as a binding contract as of the day and year first above written.

                         AMERICA SERVICE GROUP INC.


                         By:
                              -----------------------------------
                              W.D. Eberle
                              Chairman of the Board of Directors



                         EMPLOYEE:


                         By:
                              -----------------------------------
                              Scott L. Mercy